Exhibit 99.1
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
ANNOUNCES RETIREMENT OF KEVIN KNIGHT

PHOENIX, ARIZONA — Knight-Swift Transportation Holdings Inc. (NYSE: KNX) (the "Company" or "Knight-Swift") announced today that Kevin P. Knight, one of the founders of Knight Transportation, former Chief Executive Officer from 1994 to 2014 and Executive Chairman of the board of directors, is retiring from the Company. This milestone follows a long and distinguished career including consequential leadership roles at each of Swift Transportation and Knight Transportation, and later at Knight-Swift Transportation following a highly successful 2017 merger of the two companies. The Board of Directors has appointed Lead Independent Director David Vander Ploeg as Chairman, effective June 3rd. Mr. Knight has agreed to continue serving the Company as a consultant for a period of two years following his retirement as Executive Chairman.
Mr. Knight commented, "I am humbled when I reflect on what we have built together and where our company stands today. There is so much to be proud of, and even more to be grateful for when I consider all of the family, coworkers, customers, suppliers, partners, and other stakeholders who have been part of our brands’ shared success, especially our driving associates, whose professionalism and dedication have helped make that success possible. As I have been approaching this transition in recent years, I knew this bridge would have to be crossed at some point. For me, our merger with Knight and Swift was our greatest collective achievement. The reunification of the Swift and Knight families, combined with timing, diligence, operational improvements, and significant financial returns, enabled us to achieve everything that followed. I am deeply grateful to everyone whom I have had the opportunity to work with."
Adam Miller, Chief Executive Officer of Knight-Swift, said: "It cannot be overstated what Kevin has meant to our company, so many of our leaders, including myself, and so many more within our industry. Our leaders do not take lightly the trust placed in us to continue building on such a distinguished foundation. I am just one of many who are deeply grateful for all Kevin has done for us, personally and professionally over the years. The culture Kevin helped instill which prioritizes safety, operational excellence, and financial discipline is deeply rooted and will continue to mark our efforts to take Knight-Swift to new heights."
About Knight-Swift
Knight-Swift is one of North America's largest and most diversified freight transportation companies providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleets, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.
Contact: Adam Miller, CEO, Andrew Hess, CFO, or Brad Stewart, Treasurer and SVP - (602) 606-6349